Exhibit 99.1

GB&T Bancshares, Inc. Declares an Increase in First Quarter 2003 Dividend

GAINESVILLE, Ga., April 22 /PRNewswire-FirstCall/ -- The Board of Directors of GB&T Bancshares, Inc. (Nasdaq: GBTB) declared a cash dividend of 9 cents per share for the quarter ending March 31, 2003. The dividend was declared on April 21, 2003, for payment on May 13th to stockholders of record as of May 2nd 2003. This represents a 5.9% increase over the dividend declared for the same period in 2002.

The dividend is based on first quarter earnings of $1,791,000, which is ahead of profit plan and an increase in excess of 19.6% over consolidated first quarter earnings of $1,497,000 in 2002. This translates to first quarter 2003 diluted earnings per share of $0.32, compared to consolidated diluted earnings per share of $0.31 for the same period in 2002, representing an increase of 3.2%.

As of 3/31/03, total assets for GB&T Bancshares, Inc. climbed to $758 million, which, when compared to total assets of $564 million for first quarter 2002, represents an increase of 34.4%.

"The company continues to report strong growth, as we surpassed $750 million in total assets in the first quarter of the year," commented Richard Hunt, President and CEO. "Despite a weakened economy, GB&T Bancshares reported solid growth in loans and deposits, and earnings continue to be ahead of plan."

GB&T Board Chairman Philip Wilheit added, "Our company is positioned for future growth, as our affiliates are located in growing markets, influenced by the growth of metro Atlanta. As we grow, we continue to provide our company managers with the tools and the support they need to better serve the financial needs of their customers and their market."

GB&T Bancshares is the parent company of Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, Community Loan Company, and Home Town Bank of Villa Rica. Headquartered in Gainesville, Ga., GB&T Bancshares is publicly traded on NASDAQ under the trading symbol GBTB.

Figures for 3/31/03 are unaudited.

Statements made in this press release, other than those containing historical information are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. GB&T Bancshares, Inc. cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of GB&T to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

SOURCE GB&T Bancshares, Inc.
Web Site: http://www.gbt.com